EXHIBIT 99.1

New York, May 8, 2002 - NTL Incorporated (OTC BB: NTLD; NASDAQ Europe: NTLI), announced today that it has filed its previously announced Chapter 11 "prearranged" Plan of Reorganization under U.S. law. As set forth in its Plan of Reorganization, the Company, a steering committee of its lending banks and an unofficial committee of its public bondholders (holding over 50% of the face value of NTL and its subsidiaries' public bonds) have reached an agreement in principle on implementing the recapitalization plan announced last month. In addition, France Telecom and certain other holders of the Company's preferred stock, have also agreed to the plan.

None of NTL's operating companies or customers in the UK, Ireland or Continental Europe will be affected by the Chapter 11 filings. Trade creditors, suppliers and employees will continue to be paid in the ordinary course of business.

As previously announced, under the proposed recapitalization plan, approximately $10.6 billion in debt will be converted to equity in two reorganized companies - NTL UK and Ireland and NTL Euroco. In addition, NTL has received from certain members of the bondholder group a commitment of up to $500 million in new financing for NTL's UK and Ireland operations during the recapitalization process, subject to final approval by the U.S. Court. This new financing will further ensure that the Company and its business operations have access to sufficient liquidity to continue ordinary operations.

Summary of the proposed Recapitalization Plan:

o NTL's current bondholders would in the aggregate receive 100% of the initial equity of NTL UK and Ireland and approximately 86.5% of the initial equity of NTL Euroco. NTL (Delaware) bondholders would have the opportunity to reinvest all or a portion of NTL (Delaware) cash to which they would otherwise be entitled under the plan in additional shares of common stock of NTL UK and Ireland. Current pre ferred and common stockholders, including France Telecom, would receive a package of rights (to be priced at a $10.5 billion enterprise value) and warrants entitling them to purchase primary equity of NTL UK and Ireland at the consumma tion of the plan (in the case of the rights) and for the duration of the eight-year warrants, at prescribed prices. If fully exercised, such rights and warrants would entitle the current preferred stockholders to acquire approximately 23.6% and the current common stockholders to acquire approximately 8.9% of this entity's primary equity.

o In addition, current preferred stockholders, other than France Telecom, would receive approximately 3.2%, and current common stockholders, other than France Telecom, would receive approximately 10.3%, of the primary equity of NTL Euroco. Bonds at the Company's subsidiaries Diamond Holdings and NTL (Triangle) would remain outstanding. Subject to the consummation of the recapitalization, France Telecom would also receive NTL's 27% interest in Noos S.A.

More on NTL:

o The Company announced on May 2nd that it had reached a comprehensive agreement in principle with a steering committee of its lending banks and an unoffi cial committee of its public bondholders on implementing its recapitalization plan.

o NTL offers a wide range of communications services to homes and business customers throughout the UK, Ireland, Switzerland, France, Germany and Sweden.

o In the UK, over 11 million homes are located within NTL's fiber-optic broadband network, which covers nearly 50% of the UK including, London, Man chester, Nottingham, Oxford, Cambridge, Cardiff, Glasgow and Belfast. NTL Home now serves around 3 million residential customers.

o NTL Business is a (pound)600 million operation and customers include Royal Bank of Scotland, Tesco, Comet, AT&T and Orange. NTL offers a broad range of technol ogies and resources to provide complete multi-service solutions for businesses from large corporations to local companies.

o NTL Broadcast has a 47-year history in broadcast TV and radio transmission and helped pioneer the technologies of the digital age. 22 million homes watch ITV, C4 and C5 thanks to NTL's broadcast transmitters. With over 2300 towers and other radio sites across the UK, NTL also provides a full range of wireless solutions for the mobile communications industry.


Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements contained herein constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. When used herein, the words, "believe," "will," "expects" and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks (including but not limited to the risks described in the Company's annual report on Form 10-K for the year ended December 31, 2001), uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by such forward-looking statements. We assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting such statements.

Copies of a prospectus under the UK's Public Offers of Securities Regulations 1995 in relation to the proposed issue of shares of common stock and warrants by New NTL under the plan will be published in due course and will be available following publication free of charge at NTL's offices at Bartley Wood Business Park, Hook, Hampshire RG 27 9 UP, during normal business hours on any weekday (excluding Saturdays and public holidays) for not less than one month from the date of the proposed offer.


Contacts:
U.S.                                               U.K.
Media:                                             Media:
Steve Lipin                                        Malcolm Padley
Brunswick Group                                    44-20 7746-4094
212-333-3810                                       44-7788-978199

Analysts:                                          Analysts:
John Gregg                                         Virginia McMullan
212-906-8446                                        44-207-909-2144

Bret Richter
212-906-8447
Tamar Gerber
212-906-8440